Prospectus Supplement No. 8 (to Warrant Prospectus dated July 28, 2017) Prospectus Supplement No. 4 (to Resale Prospectus dated December 1, 2017)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-217256 Registration No. 333-221792

124,755,099 Shares

This prospectus supplement updates and supplements (i) the prospectus dated July 28, 2017 (the “Warrant Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-217256) and (ii) the prospectus dated December 1, 2017 (the “Resale Prospectus” and, together with the Warrant Prospectus, the “Prospectuses”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-221792). This prospectus supplement is being filed to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 17, 2018 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Warrant Prospectus relates to the issuance by us of up to 22,500,000 Ordinary Shares, par value $0.0001 per share (“Ordinary Shares”), upon the exercise of warrants (the “Warrants”) that were originally issued by Capitol Acquisition Corp. III, a Delaware corporation (“Capitol”), in connection with its initial public offering. The Resale Prospectus relates to the offer and sale of 102,255,099 Ordinary Shares by existing holders of the Ordinary Shares named in the Resale Prospectus

This prospectus supplement should be read in conjunction with the Prospectuses. This prospectus supplement updates and supplements the information in the Prospectuses. If there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares and Warrants are listed on the New York Stock Exchange under the symbol “CISN” and “CISN WS”, respectively. On April 16, 2018, the closing sale prices of our Ordinary Shares and Warrants were $12.49 and $2.78, respectively.

Investing in our Ordinary Shares involves risks that are described in the “Risk Factors” section beginning on page 8 of the Warrant Prospectus, page 7 of the Resale Prospectus and beginning on page 15 of the Annual Report on Form 10-K, and under similar headings in any further amendments or supplements to the Prospectuses before you decide whether to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectuses or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 17, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 17, 2018

CISION LTD.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands (State or Other Jurisdiction of Incorporation)	001-38140 (Commission File Number)	N/A (IRS Employer Identification No.)

130 East Randolph Street, 7th Floor Chicago, Illinois (Address of Principal Executive Offices)	60601 (Zip Code)

Registrant’s telephone number, including area code: 866-639-5087

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On April 17, 2018, Cision Ltd. (the “Company”) issued a press release announcing the commencement of (i) its offer to each holder of its public and private warrants to purchase one ordinary share, par value of $0.0001 per share (“Ordinary Share”), of the Company for a purchase price of $11.50 (the “Warrants”) to receive 0.26 Ordinary Shares in exchange for each Warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”), and (ii) the solicitation of consents (the “Consent Solicitation”) from holders of the Warrants to amend the the Amended and Restated Warrant Agreement, dated as of October 17, 2017, by and between the Company and Continental Stock Transfer & Trust Company, which governs all of the Warrants, to permit the Company to require that each outstanding Warrant be converted into 0.234 Ordinary Shares. The Offer and Consent Solicitation are made solely upon the terms and conditions in a Prospectus/Offer to Exchange and other related offering materials that are being distributed to holders of the Warrants. The Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Daylight Time, on May 15, 2018, or such later time and date to which the Company may extend.

On April 17, 2018, Citigroup Global Markets Inc., the dealer manager, issued an e-mail notice to holders of the Warrants regarding the commencement of the Offer and Consent Solicitation.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Number	Description

99.1	Press release dated April 17, 2018.

99.2	Notice to Warrant holders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 17, 2018

CISION LTD.

By:	/s/ Jack Pearlstein
Name: Jack Pearlstein
Title: Chief Financial Officer

Exhibit 99.1

Cision Ltd. Announces Commencement of Exchange Offer and Consent
Solicitation Relating to its Warrants

CHICAGO, April 17, 2018 /PRNewswire/ -- Cision (NYSE: CISN) today announced that it has commenced an Exchange Offer and Consent Solicitation relating to certain of its outstanding warrants. The purpose of the Exchange Offer and Consent Solicitation is to attempt to simplify Cision’s corporate structure and reduce the potential dilutive impact of the warrants, thereby providing Cision with more flexibility for financing its operations in the future.

The Exchange Offer and Consent Solicitation are being made pursuant to a Prospectus/Offer to Exchange dated April 17, 2018, and Schedule TO, dated April 17, 2018, each of which are filed with the SEC and more fully set forth the terms and conditions of the Exchange Offer and Consent Solicitation. Until 11:59 p.m., Eastern Daylight Time, on May 15, 2018, or such later time and date to which Cision may extend, Cision is offering to holders of its warrants the opportunity to receive 0.26 of its ordinary shares in exchange for each of the outstanding warrants tendered by the holder and exchanged pursuant to the Exchange Offer. The Exchange Offer and Consent Solicitation are being made to:

•	All holders of Cision’s publicly traded warrants (“public warrants”) to purchase ordinary shares that were issued in connection with the initial public offering (the “IPO”) of Capitol Acquisition Corp. III (“Capitol”), which were automatically converted into warrants to purchase ordinary shares of Cision upon closing of the merger of Cision and Capitol on June 29, 2017 (the “merger”). Each public warrant entitles the holder to purchase one ordinary share for a purchase price of $11.50, subject to adjustments. Cision’s ordinary shares and public warrants are listed on the NYSE under the symbols “CISN” and “CISN.WS,” respectively. As of April 13, 2018, 16,250,000 public warrants were outstanding. Pursuant to the Exchange Offer, Cision is offering up to an aggregate of 4,225,000 of its ordinary shares in exchange for the public warrants.

•	All holders of certain of Cision’s warrants to purchase ordinary shares that were privately issued to certain sponsors of Capitol (the “Capitol Sponsors”) in connection with the IPO or to Canyon Holdings (Cayman), L.P. (“Cision Owner”) in connection with the closing of the merger (the “private warrants”). The private warrants entitle the holders to purchase one ordinary share for a purchase price of $11.50, subject to adjustments. The terms of the private warrants are identical to the public warrants, except that the private warrants are exercisable on a cashless basis and are not redeemable by Cision, in each case so long as they are still held by the initial holders or their affiliates. The public warrants and private warrants are referred to collectively as the “warrants.” As of April 13, 2018, 8,250,000 private warrants were outstanding. Pursuant to the Exchange Offer, Cision is offering up to an aggregate of 2,145,000 of its ordinary shares in exchange for the private warrants.

Concurrently with the Exchange Offer, Cision is also soliciting consents from holders of the warrants to amend (the “Warrant Amendment”) the warrant agreement, which governs all of the warrants, to permit Cision to require that each outstanding warrant be converted into 0.234 ordinary shares, which is a ratio 10% less than the ratio applicable to the Exchange Offer.

The Capitol Sponsors and Cision Owner have advised that they intend to tender all of the private warrants held by them in the Exchange Offer.

The Exchange Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Daylight Time, on May 15, 2018, or such later time and date to which Cision may extend, as described in the Schedule TO and Prospectus/Offer to Exchange (the “Expiration Date”). Tendered warrants may be withdrawn by holders at any time prior to the Expiration Date. Cision’s obligation to complete the Exchange Offer and Consent Solicitation is not conditioned on the tender of a minimum amount of warrants.

Cision has engaged Citigroup Global Markets Inc. as the Dealer Manager for the Exchange Offer and Consent Solicitation. Any questions or requests for assistance concerning the Exchange Offer and Consent Solicitation may be directed to Citigroup Global Markets Inc. at (800) 558-3754 (toll-free). D.F. King & Co., Inc. has been appointed as the Information Agent for the Exchange Offer and Consent Solicitation, and Continental Stock Transfer & Trust Company has been appointed as the Exchange Agent.

Important Additional Information Has Been Filed with the SEC

Copies of the Schedule TO and Prospectus/Offer to Exchange will be available free of charge at the website of the SEC at www.sec.gov. Requests for documents may also be directed to Citigroup Global Markets Inc. at (800) 558-3754 (toll-free).

A registration statement on Form S-4 relating to the securities to be issued in the Exchange Offer has been filed with the Securities and Exchange Commission but has not yet become effective. Such securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the warrants or an offer to sell or a solicitation of an offer to buy any ordinary shares in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. The Exchange Offer and Consent Solicitation are being made only through the Schedule TO and Prospectus/Offer to Exchange, and the complete terms and conditions of the Exchange Offer and Consent Solicitation are set forth in the Schedule TO and Prospectus/Offer to Exchange. Holders of the warrants are urged to read the Schedule TO and Prospectus/Offer to Exchange carefully before making any decision with respect to the Exchange Offer and Consent Solicitation because they contain important information, including the various terms of, and conditions to, the Exchange Offer and Consent Solicitation. None of Cision, or any of its management or its board of directors, or the Information Agent, the Exchange Agent or the Dealer Manager makes any recommendation as to whether or not holders of warrants should tender warrants for exchange in the Exchange Offer or consent to the Warrant Amendment in the Consent Solicitation.

Forward looking statements

This press release contains “forward-looking statements,” as defined by federal securities laws, including statements regarding the expected timing of the Exchange Offer and Consent Solicitation. Forward-looking statements reflect Cision’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in Cision’s Registration Statement on Form S-4, filed April 17, 2018, as such factors may be updated from time to time in Cision’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Cision’s filings with the SEC. While forward-looking statements reflect Cision’s good faith beliefs, they are not guarantees of future performance. Cision disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Cision (or to third parties making the forward-looking statements).

Investor Contact:
Jack Pearlstein
Chief Financial Officer
Jack.Pearlstein@cision.com

Media Contact:
Nick Bell
Vice President, Marketing Communications and Content
CisionPR@cision.com

Exhibit 99.2

ISSUER: CISION LTD / NYSE: CISN (THE “COMPANY”)

TARGET SECURITIES: CISION WARRANTS (NYSE: CISN/WS)

OFFER TYPE: REGISTERED EXCHANGE OFFER

OFFER TO EXCHANGE:  EACH WARRANT HOLDER WHOSE WARRANTS ARE EXCHANGED WILL RECEIVE 0.26 ORDINARY SHARES PER WARRANT

CONCURRENT CONSENT SOLICITATION: TENDERING WARRANTHOLDERS CONSENT TO AMEND THE TERMS OF REMAINING WARRANTS NOT TENDERED IN THE OFFER TO BE CONVERTED INTO ORDINARY SHARES AT A RATIO OF 0.234 ORDINARY SHARES PER WARRANT (10% DISCOUNT TO TERMS RECEIVED BY TENDERING WARRANTHOLDERS)

OFFER EXPIRATION DATE: 11:59 PM EDT ON MAY 15, 2018, UNLESS EXTENDED

DEALER MANAGER: CITIGROUP

A registration statement on Form S-4 relating to the securities to be issued in the exchange offer has been filed with the Securities and Exchange Commission but has not yet become effective. Such securities may not be issued nor may the exchange offer be accepted prior to the time the registration statement becomes effective.

This notice does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities to be issued in the exchange offer in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Investors and security holders are urged to read the Prospectus/Offer to Exchange, the registration statement on Form S-4 and other related materials carefully before any decision is made with respect to the exchange offer. These materials contain important information about the exchange offer. The Prospectus/Offer to Exchange will be made available to all holders of outstanding warrants at no expense to them. The registration statement on S-4 (including the Prospectus/Offer to Exchange and all other offer documents filed with the Securities and Exchange Commission) is also available for free at the Securities and Exchange Commission’s Web site at www.sec.gov.

Copies of the prospectus and other related materials will be available from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146).